UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 11, 2017

Keryx Biopharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30929	13-4087132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Park Drive, 12th Floor

Boston, Massachusetts 02210

(Address of Principal Executive Offices)

(617) 466-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 11, 2017, Keryx Biopharmaceuticals, Inc. (“Keryx”) and BioVectra Inc. (“BioVectra”) entered into a Product Manufacture and Supply and Facility Construction Agreement (the “Agreement”) for BioVectra’s construction of a manufacturing facility in Charlottetown, Prince Edward Island, Canada (the “Facility”), expanding the site of their current facility, and BioVectra’s manufacture and supply of GMP-grade quantities of the proprietary active pharmaceutical ingredient (the “Product”) for Keryx’s drug product, Auryxia.

BioVectra is responsible for constructing the Facility, including performing all work related to the procurement, design, project management, installation, assembly, commissioning, and validation of the Facility and all equipment, and for financing all costs associated with constructing the Facility. The Agreement sets out mechanisms by which BioVectra may recoup such costs, including contingent milestone payments based on the completion of certain construction related matters and Product premiums payable by Keryx.

Pursuant to the Agreement, Keryx has agreed to order a minimum quantity of Product annually and will be invoiced for the difference if the purchased quantity is lower than the minimum quantity. BioVectra has committed to achieve timely delivery of Product and to supply Keryx’s annual ordered quantities of Product up to the Facility’s working capacity. After a specified time, BioVectra will issue a credit to Keryx if it has failed to deliver a minimum percentage of the quantity of Product ordered by Keryx, measured on both a quarterly and an annual basis.

The Agreement has an initial term ending on the later of December 31, 2026 or a specified time from the commencement of the commercial supply term and will automatically renew after the initial term for successive terms of one year each, unless either party gives notice of its intention to terminate the Agreement within a specified time prior to the end of the then current term.

Keryx may terminate the Agreement upon sixty (60) days’ prior written notice due to certain regulatory authority action that prevents Keryx from developing, importing, exporting, purchasing, selling, or otherwise commercializing Auryxia. After a specified time, Keryx may also terminate in the event of: (a) the market entry of a generic version of Auryxia upon providing ninety (90) days’ written notice and verification that Auryxia’s market share has eroded by a certain percentage, or (b) a sale of all or substantially all of the assets of Keryx, any merger, consolidation or acquisition of Keryx with, by or into another corporation, entity of person, or any change in the ownership of more than a certain percent of the voting capital stock of Keryx in one or more related transactions (a “Keryx Change of Control”) by providing twelve (12) months’ prior written notice. After a specified time, BioVectra may terminate the Agreement due to a Keryx Change of Control by providing thirty-six (36) months’ notice.

Either party may terminate the Agreement if the other party has entered into or committed any act of liquidation, bankruptcy, insolvency, receivership, or assignment for the benefit of creditors, to the extent such act is permitted by law. Additionally, either party may terminate the Agreement: (a) upon ninety (90) days’ prior written notice if the other party has failed to remedy a material breach under the Agreement prior to substantial completion of the Facility, and (b) upon sixty (60) days’ prior written notice if the other party has failed to remedy a material breach under the Agreement on or after substantial completion of the Facility

The Agreement contains certain representations, warranties, limitations of liabilities, confidentiality and indemnity obligations, and other provisions customary for agreements of this type.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, a copy of which Keryx expects to file as an exhibit to Keryx’s Annual Report on Form 10-K for the year ended December 31, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keryx Biopharmaceuticals, Inc. (Registrant)

Date: December 13, 2017	By:	/s/ Brian Adams
Brian Adams
General Counsel and Corporate Secretary